SUB-ITEM 77 C:  Submission of matters
to a vote of security holders

A Special Meeting of Shareholders of
Money Market Obligations Trust
was held on February 23, 2011.  The
following items, which are required
to be reported under this SUB-ITEM 77C,
were voted on at the meeting:

1. To approve or disapprove a Plan of
Liquidation for the Federated
Arizona Municipal Cash Trust (the "Fund") a portfolio of Money Market
Obligations Trust, pursuant to which the Fund would be liquidated and dissolved, and its assets distributed pro rata to the shareholders of the Fund, in complete liquidation and termination of the Fund.

	Shares voted affirmatively:  6,424,067
	Shares voted negatively:  185,670
	Shares abstaining:  14,378



2. To approve or disapprove a Plan of
Liquidation for the Federated
Maryland Municipal Cash Trust (the "Fund") a portfolio of Money Market
Obligations Trust, pursuant to which the Fund would be liquidated and dissolved, and its assets distributed pro rata to the shareholders of the Fund, in complete liquidation and termination of the Fund.

	Shares voted affirmatively:  17,377,208
	Shares voted negatively:  11,159
	Shares abstaining:  18,278

The Definitive Proxy Statement for this
Special Meeting was filed with the
Securities and Exchange Commission
on January 18, 2011, and is
incorporated by reference. (File No. 811-05950)